EXHIBIT 5

March 2, 2009

Re:	Stewardship Financial Corporation Registration Statement on Form S-3

Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey  07432

Dear Sirs:

We have acted as counsel to Stewardship Financial Corporation, a New Jersey corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to (i) a ten-year warrant dated January 30, 2009 (the “Warrant”) to purchase 127,119 shares of the Company’s Common Stock, no par value, and (ii) 127,119 shares of the Company’s Common Stock, no par value, issuable upon the exercise of the Warrant (the “Common Stock”).  The Warrant, together with 10,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A having a per share liquidation preference of $1,000, were issued by the Company to the United States Department of the Treasury on January 30, 2009 pursuant to that certain Letter Agreement, dated as of January 30, 2009, between the Company and Treasury (including the schedules thereto and the Securities Purchase Agreement - Standard Terms attached as Exhibit A thereto, the “Purchase Agreement”), under the Treasury’s Troubled Asset Relief Program Capital Purchase Program.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the certificate of incorporation and by-laws of the Company as currently in effect, the Warrant, and such other records, instruments, agreements, and certificates of public officials and of officers of the Company, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinions set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that:

March 2, 2009

1.           the Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

2.           the Common Stock has been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Common Stock will be validly issued, fully paid and non-assessable.

Our opinions are limited to the matters expressly set forth in this letter and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New Jersey.  We express no opinion as to the effect of the law of any other jurisdiction.  The opinions set forth herein are made as of the date hereof and are subject to and limited by future changes in the factual matters set forth herein and we undertake no duty to advise you of same.  The opinions set forth herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to supplement such opinions should such law be changed by legislative action, judicial action or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McCarter & English, LLP

McCARTER & ENGLISH, LLP